Exhibit 10.12

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated as of May 5th, 2014

BETWEEN:

JULIAN GLEIZER, an individual residing in the

City of Thornhill, in the Province of Ontario

("Julian")

-and-

DANIEL ABRAMOV, an individual residing in
the City of Thornhill, in the Province of Ontario

("Daniel")

(Julian and Daniel are each a "Seller" and collectively, the "Sellers")

-and-

LIVE GOODS, LLC, a corporation incorporated under the laws of Delaware

(the "Buyer")

CONTEXT:

A.	DealTicker Inc. ("DealTicker" or the "Corporation") is a corporation existing under the laws of Canada.

B.	The Sellers are the owner of all of the issued and outstanding shares in the capital of Deal Ticker.

C.	The Sellers want to sell to the Buyer and the Buyer wants to purchase from the Sellers all of the issued and outstanding shares in the capital of DealTicker.

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THEREFORE, the Parties agree as follows:

ARTICLE I

INTERPRETATION

1.1	Definitions

In this Agreement, in addition to the terms defined elsewhere, the following terms have the following meanings:

1.1.1	"Affiliate" means an affiliate as that term is defined in the Canada Business Corporations Act.

1.1.2	"Agreement" means this agreement, including all Schedules and Exhibits, as it may be confirmed, amended, modified, supplemented or restated by written agreement between the Parties.

1.1.3	"Books and Records" means books, ledgers, files, lists, reports, plans, logs, deeds, surveys, correspondence, operating records, Tax Returns and other data and information, including all data and information stored on computer-related or other electronic media, maintained with respect to the Business, DealTicker and the Subsidiaries.

1.1.4	"Business" means the business carried on by DealTicker and each of the Subsidiaries of performance-based marketing, online retail sales and group purchasing.

1.1.5	"Business Day'' means any day excluding a Saturday, Sunday or statutory holiday in the Provinces of Ontario, and also excluding any day on which the principal chartered banks located in the City of Toronto are not open for business during normal banking hours.

1.1.6	"Buyer" is defined in the recital of the Parties above.

1.1.7	"Cash" means the aggregate sum of DealTicker's and each Subsidiary's cash and cash equivalents.

1.1.8	"Claim" means any claim, demand, action, cause of action, suit, arbitration, investigation, proceeding, complaint, grievance, charge, prosecution, assessment or reassessment, including any appeal or application for review.

1.1.9	"Closing" means the completion of the sale to and purchase by the Buyer of the Purchased Shares pursuant to Agreement.

1.1.10	"Closing Date" means May 5th, 2014 or any other date that the Parties may agree is the date upon which the Closing will take place.

1.1.11	"Closing Payment'' is defined in Section 2.2.

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1.1.12	"Communication" means any notice, demand, request, consent, approval or other communication which is required or permitted by this Agreement to be given or made by a Party.

1.1.13	"Confidential Information" means any information relating to any of DealTicker or Subsidiaries or the Business of any of them.

1.1.14	"Contract" means any agreement, understanding, undertaking, commitment, licence, or Lease, whether written or oral.

1.1.15	"Corporate Articles" means the certificate and articles of incorporation of DealTicker dated June 23, 2010 and the certificates and articles of amendment of DealTicker dated February 7, 2012 and the certificate and articles of incorporation of 8497940 Canada Inc. dated April 17, 2013 and the certificate and articles of incorporation of 8047766 Canada Inc. dated December 7, 2011.

1.1.16	"Deferred Revenue" means all unearned revenue of DealTicker or any Subsidiary as at the Closing Date including without limitation the unused balance on vouchers issued by DealTicker or any Subsidiary on or prior to the Closing Date.

1.1.17	"Direct Claim" is defined in Section 7.5.

1.1.18	"Disclosure Schedule" is defined at Article 3.

1.1.19	"Employees" means all personnel and independent contractors employed, engaged or retained by DealTicker or any Subsidiary in connection with its Business, including any that are on medical or long-term disability leave, or other statutory or authorized leave or absence.

1.1.20	"Encumbrance" means any security interest, mortgage, charge, pledge, hypothec, lien, encumbrance, restriction, option, adverse claim, right of others or other encumbrance of any kind.

1.1.21	"Financial Statements" means:

1.1.21.1	the unaudited balance sheet and unaudited statement of income of DealTicker for the period ended November 30, 2013;

1.1.21.2	the unaudited balance sheet and unaudited statement of income of 8497940 Canada Inc. for the period ended November 30, 2013;

1.1.21.3	the unaudited balance sheet and unaudited statement of income of 8047766 Canada Inc. for the period ended November 30, 2013;

1.1.22	"Governmental Authority" means:

1.1.22.1	any federal, provincial, state, local, municipal, regional, territorial, aboriginal, or other government, governmental or public department, branch, ministry, or court, domestic or foreign, including any district, agency, commission, board, arbitration panel or authority and any subdivision of any of them exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory, or taxing authority or power of any nature; and

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1.1.22.2	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them.

1.1.23	"Indemnified Party" is defined in Section 7.3.

1.1.24	"Indemnity Claim" is defined in Section 7.5.

1.1.25	"Indemnity Notice" is defined in Section 7.5.

1.1.26	"Insurance Policies" means the insurance policies maintained by DealTicker and each Subsidiary with respect to its Business.

1.1.27	"Intellectual Property" means any and all intellectual property rights, including but not limited to copyright and trademark rights, trade-marks and trade-mark applications, trade names, certification marks, patents and patent applications, copyrights, domain names, industrial designs, trade secrets, know-how, formulae, processes, inventions, technical expertise, research data and other similar property, all associated registrations and applications for registration, and all associated rights, including moral rights.

1.1.28	"Inventories" means all inventories of every nature and kind owned by DealTicker and each Subsidiary and pertaining to its Business.

1.1.29	"Investment Canada Act" means the Investment Canada Act (Canada). "ITA" means the Income Tax Act (Canada).

1.1.31	"Key Employees" means Daniel Abramov and Julian Gleizer.

1.1.32	"Knowledge of the Sellers" means the knowledge that the Sellers either have, or would have obtained, after having made or caused to be made all reasonable inquiries necessary to obtain informed knowledge, including inquiries of the records and management Employees of DealTicker and the Subsidiaries who are reasonably likely to have knowledge of the relevant matter.

1.1.33	"Law" or "Laws" means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and the terms and conditions of any grant of approval, permission, authority or licence of any Governmental Authority, and the term "applicable" with respect to Laws and in a context that refers to one or more Persons, means that the Laws apply to the Person or Persons, or its or their business, undertaking, property or Securities, and emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or Securities.

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1.1.34	"Leased Premises" means all of the lands and premises which are leased by DealTicker or any Subsidiary.

1.1.35	"Leases" means the leases relating to DealTicker's and each Subsidiary's Business other than the Real Property Leases.

1.1.36	"Letter of Intent" means the non-binding letter of intent dated March 28, 2014 between the Parties.

1.1.37	"Loss" means any loss, liability, damage, cost, expense, charge, fine, penalty or assessment including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise and all interest, fines, penalties and reasonable professional fees and disbursements.

1.1.38	"Material Adverse Effect" means a material adverse effect on the Business or financial position, condition, assets or properties of DealTicker and the Subsidiaries, taken as a whole, the knowledge of which would persuade the Buyer that the value of the Purchased Shares is lower than the Purchase Price.

1.1.39	"Net Names" means all rights in internet websites, internet domain names, internet keywords, and Facebook, Linkedln, Twitter and other social media accounts held by DealTicker or any of its Subsidiaries.

1.1.40	"Parties" means the Sellers and the Buyer, collectively, and "Party" means either of them.

1.1.41	"Permits" means the authorizations, registrations, permits, certificates of approval, approvals, grants, licences, quotas, consents, commitments, rights or privileges (other than those relating to the Intellectual Property) issued or granted by any Governmental Authority to DealTicker or any Subsidiary.

1.1.42	"Person" will be broadly interpreted and includes:

1.1.42.1	a natural person, whether acting in his or her own capacity, or in his or her capacity as executor, administrator, estate trustee, trustee or personal or legal representative, and the heirs, executors, administrators, estate trustees, trustees or other personal or legal representatives of a natural person;

1.1.42.2	a corporation or a company of any kind, a partnership of any kind, a sole proprietorship, a trust, a joint venture, an association, an unincorporated association, an unincorporated syndicate, an unincorporated organization or any other association, organization or entity of any kind; and

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1.1.42.3	a Governmental Authority.

1.1.43	"Personal Information" means information about an individual who can be identified by the Person who holds that information.

1.1.44	"Plans" means all plans that provide pension benefits for the benefit of Employees or former Employees, and their respective beneficiaries, and all Employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, compensation, retirement, salary continuation, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, accident, disability, life insurance and other plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, funded or unfunded, registered or unregistered, insured or self-insured:

1.1.44.1	that are sponsored or maintained or funded, in whole or in part, by DealTicker or any Subsidiary, or to which DealTicker or any Subsidiary contributes or is obligated to contribute for the benefit of Employees or former Employees, and their respective beneficiaries; or

1.1.44.2	under which DealTicker or any Subsidiary has any liability or contingent liability.

1.1.45	"Privacy Laws" means any Laws that regulate the collection, use or disclosure of Personal Information.

1.1.46	"Purchase Price" is defined in Section 2.2.

1.1.47	"Purchased Shares" means all of the issued and outstanding shares in the capital of DealTicker.

1.1.48	"Real Property Leases" means the leases between DealTicker or a Subsidiary, as tenant, and the applicable landlords, and all amendments to those leases, relating to the leasing by DealTicker or the Subsidiaries of the Leased Premises.

1.1.49	"Representatives" means the advisors, agents, consultants, directors, officers, management, employees, subcontractors, and other representatives, including accountants, auditors, financial advisors, lenders and lawyers of any Person.

1.1.50	"Securities" has the meaning given to that term in the Securities Act (Ontario).

1.1.51	"Sellers" is defined in the recital of the Parties above.

1.1.52	"Shareholder Agreement" means the shareholder agreement dated May 28, 2012 between Julian, Daniel and DealTicker.

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1.1.53	"Subsidiaries" means 8497940 Canada Inc. and 8047766 Canada Inc., collectively, and "Subsidiary" means any one of them.

1.1.54	"Tax" means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts, imposed by any Governmental Authority.

1.1.55	"Tax Law" means any Law that imposes Taxes or that deals with the administration or enforcement of liabilities for Taxes.

1.1.56	"Tax Return" means any return, report, declaration, designation, election, undertaking, waiver, notice, filing, information return, statement, form, certificate or any other document or materials relating to Taxes, including any related or supporting information with respect to any of those documents or materials listed above in this Section 1.1.56, filed or to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of Taxes.

1.1.57	"Third Party Claim" is defined in Section 7.5.

1.2	Certain Rules of Interpretation

1.2.1	In this Agreement, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders. Every use of the words "including" or "includes" in this Agreement is to be construed as meaning "including, without limitation" or "includes, without limitation", respectively.

1.2.2	The division of this Agreement into Articles and Sections, the insertion of headings and the inclusion of a table of contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.2.3	Wherever in this Agreement reference is made to a calculation to be made in accordance with GAAP, the reference is to Canadian generally accepted accounting principles applicable to private enterprises under Part II of the CPA Canada Handbook of the Chartered Professional Accountants of Canada, as amended at any time, applicable as at the date on which the calculation is made or required to be made in accordance with GAAP.

1.2.4	References in this Agreement to an Article, Section, Schedule or Exhibit are to be construed as references to an Article, Section, Schedule or Exhibit of or to this Agreement unless otherwise specified.

1.2.5	Unless otherwise specified in this Agreement, time periods within which or following which any calculation or payment is to be made, or action is to be taken, will be calculated by excluding the day on which the period begins and including the day on which the period ends. If the last day of a time period is not a Business Day, the time period will end on the next Business Day.

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1.2.6	Unless otherwise specified, any reference in this Agreement to any statute includes all regulations and subordinate legislation made under or in connection with that statute at any time, and is to be construed as a reference to that statute as amended, modified, restated, supplemented, extended, re-enacted, replaced or superseded at any time.

1.3	Governing Law

This Agreement is governed by, and is to be construed and interpreted in accordance with, the Laws of the Province of Ontario and the Laws of Canada applicable in that Province.

1.4	Entire Agreement

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no representations, warranties or other agreements between the Parties, express or implied, in connection with the subject matter of this Agreement except as specifically set out in this Agreement. No Party has been induced to enter into this Agreement in reliance on, and there will be no liability assessed, either in tort or contract, with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in this Agreement.

1.5	Schedules and Exhibits

The following is a list of Schedules and Exhibits:

Schedule	Subject Matter

3	Disclosure Schedule

Exhibit	Subject Matter

1	Resolution of Earn Out Disputes

6.1.4.1	Form of Non-Competition Agreement

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ARTICLE 2

PURCHASE AND SALE

2.1	Agreement of Purchase and Sale

Subject to the terms and conditions of this Agreement, on the Closing Date the Sellers will sell, and the Buyer will purchase, the Purchased Shares for the consideration specified below in this Article 2.

2.2	Purchase Price

The aggregate purchase price payable by the Buyer to the Sellers for the Purchased Shares (the "Purchase Price") shall be Two Hundred Forty Six Thousand Dollars ($246,000.00) subject to adjustment in accordance with Section 2.4.

2.3	Payment of Purchase Price

The Buyer will pay and satisfy the Purchase Price on the Closing Date by delivering to the Sellers, or as the Sellers direct, a certified cheque or bank draft, or will effect a wire transfer of immediately available funds to an account designated in writing by the Sellers. For greater certainty, the Purchase Price shall be payable as 51% to Julian and 49% to Daniel.

2.4	Discretionary Earn Out

Following the first anniversary of the Closing Date, the Buyer may, in its absolute discretion, increase the Purchase Price for the Purchased Shares taking into account the financial performance and operation of the Business during the one year period following the Closing Date compared to the historical performance and operation of the Business (an "Earn Out"). In the event the Buyer determines that an Earn Out has been earned, the Purchase Price shall be increased accordingly and paid to the Sellers.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, represent and warrant ·to the Buyer as follows, and acknowledges that the Buyer is relying upon these representations and warranties in connection with the purchase of the Purchased Shares, despite any investigation made by or on behalf of the Buyer. Any statement in this Agreement that is not expressly qualified by a reference to an exception in the Disclosure Schedule will prevail, despite anything to the contrary that is disclosed in the Disclosure Schedule.

3.1	Binding Obligation

This Agreement has been duly executed and delivered by the Sellers and constitutes a valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, subject to applicable bankruptcy, insolvency and other Laws of general application limiting the enforcement of creditors' rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

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3.2	Absence of Conflict

None of the execution and delivery of this Agreement, the performance of the Sellers' obligations under this Agreement, or the completion of the transactions contemplated by this Agreement will:

3.2.1	result in or constitute a breach of any term or provision of, or constitute a default under, the Corporate Articles or the by-laws of DealTicker or any Subsidiary, the Shareholder Agreement, or any Contract to which the Sellers, DealTicker or Subsidiary is a party or by which the Purchased Shares are bound;

3.2.2	constitute an event which would permit any party to any Contract with DealTicker or any of the Subsidiaries to amend, cancel, terminate or sue for damages with respect to that Contract, or to accelerate the maturity of any indebtedness of DealTicker or any of the Subsidiaries, or other obligation of DealTicker or any of the Subsidiaries under that Contract; or

3.2.3	result in the creation or imposition of any Encumbrance on the Purchased Shares;

3.2.4	contravene any applicable Law; or

3.2.5	contravene any judgment, order, writ, injunction or decree of any Governmental Authority.

3.3	Restrictive Covenants

Neither DealTicker nor any Subsidiary is a party to, or bound or affected by, any Contract containing any covenant expressly limiting its ability to compete in any line of business, or transfer or move any of its assets or operations, or which could reasonably be expected to have a Material Adverse Effect on its Business.

3.4	Title to Purchased Shares

The Sellers are the legal and beneficial owner of the Purchased Shares and have good title to them, free and clear of any Encumbrance. At Closing, the Sellers will have the absolute and exclusive right to sell the Purchased Shares to the Buyer as contemplated by this Agreement.

3.5	Regulatory Approvals

No authorization, approval, order, consent of, or filing with, any Governmental Authority is required on the part of the Sellers, DealTicker or any Subsidiary in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement.

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3.6	Consents

Except as disclosed in the Disclosure Schedule, there is no requirement to obtain any consent, approval or waiver of a party under any Contract to which the Sellers, DealTicker or any Subsidiary is a party in order to complete the transactions contemplated by this Agreement.

3.7	Subsidiaries and Investments

DealTicker has no subsidiaries other than the Subsidiaries. Except as disclosed in the Disclosure Schedule, neither DealTicker nor any Subsidiary owns or holds, directly or indirectly, any Securities of, or has any other interest in, any Person and neither DealTicker nor any Subsidiary has entered into any agreement to acquire any such interest.

3.8	Corporate Existence of DealTicker and Subsidiaries

DealTicker and each Subsidiary have been duly incorporated and organized, and are validly existing and in good standing as corporations under the Canada Business Corporation Act. No proceedings have been taken or authorized by DealTicker or any of the Subsidiaries in respect of the bankruptcy, insolvency, liquidation, dissolution or winding up of DealTicker or any of the Subsidiaries.

3.9	Corporate Articles

The Corporate Articles constitute all of the charter documents of DealTicker and each Subsidiary and are in full force and effect; no action has been taken to further amend the Corporate Articles and no changes to the Corporate Articles are planned.

3.10	Capacity and Powers of DealTicker and Subsidiaries

DealTicker and each Subsidiary has all necessary corporate power, authority and capacity to own or lease its respective assets and to carry on its Business as currently being conducted.

3.11	Jurisdictions

The Disclosure Schedule lists every jurisdiction in which DealTicker and each Subsidiary is qualified to do business. Neither the character nor location of the Leased Premises, nor the nature of the Business conducted by DealTicker or any of the Subsidiaries, requires qualification to do business in any other jurisdiction.

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3.12	Authorized and Issued Capital

3.12.1	The authorized capital of DealTicker consists of an unlimited number of non-voting Class A shares, an unlimited number of voting Class B shares and an unlimited number of Common shares of which one hundred (100) Common sbares are or will be issued and outstanding as at Closing as fully paid shares and are or will be legally and beneficially owned by the Sellers.

3.12.2	The authorized capital of 8497940 Ontario Inc. consists of an unlimited number of voting Class A shares and an unlimited number of non-voting Class B shares, of which one hundred (100) Class A shares are issued and outstanding as fully paid shares and are legally and beneficially owned by DealTicker with good title, free and clear of any Encumbrance.

3.12.3	The authorized capital of 8047766 Canada Inc. consists of an unlimited number of Common shares, of which one hundred (100) Common shares are issued and outstanding as fully paid shares and are legally and beneficially owned by DealTicker with good title, free and clear of any Encumbrance.

3.13	Options

3.13.1	Except as disclosed in the Disclosure Schedule, no Person has any written or oral agreement or option or any right or privilege (whether by Law, pre-emptive, contractual or otherwise) capable of becoming an agreement or option, including Securities, warrants or convertible obligations of any nature, for:

3.13.1.1	the purchase of any Securities of DealTicker or any of the Subsidiaries; or

3.13.1.2	the purchase of any of the assets of DealTicker or any of the Subsidiaries other than in the ordinary course of its Business.

3.14	Corporate Records

The corporate records and minute books of DealTicker and each Subsidiary contain complete and accurate minutes of all meetings of, and all written resolutions passed by, the directors and shareholders of DealTicker and the Subsidiaries, held or passed since incorporation. All those meetings were held, all those resolutions were passed, and the share certificate books, registers of shareholders, registers of transfers and registers of directors of DealTicker and each of the Subsidiaries are complete and accurate in all respects.

3.15	Books and Records

The Books and Records fairly and correctly set out and disclose in accordance with GAAP the financial position of DealTicker and the Subsidiaries, and all material financial transactions of DealTicker and the Subsidiaries have been accurately recorded in the Books and Records.

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3.16	Financial Statements

Copies of the Financial Statements are attached in the Disclosure Schedule. The Financial Statements have been prepared in accordance with GAAP and present fairly:

3.16.1	the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of DealTicker and the Subsidiaries, as the case may be, as at the respective dates of the Financial Statements; and

3.16.2	the sales, earnings and results of the operations of DealTicker and the Subsidiaries during the periods covered by the Financial Statements.

3.17	Tax Matters

Each of DealTicker and the Subsidiaries has filed all Tax Returns, has paid all Taxes, and has deducted, withheld or collected, and remitted, all amounts to be deducted, withheld, collected or remitted, with respect to any Taxes, as required under all applicable Tax Laws. Neither DealTicker nor any Subsidiary has any outstanding liability, obligation or commitment for the payment of any Taxes, except as reflected in the Financial Statements or which relate to Taxes not yet due which have arisen in the usual and ordinary course of its Business since the end of the most recent financial period addressed in the Financial Statements and for which adequate provision in the accounts of DealTicker or the relevant Subsidiary has been made. There are no Claims in progress or pending, or, to the Knowledge of the Sellers, threatened against DealTicker or any Subsidiary, in connection with any Taxes, and neither DealTicker nor any Subsidiary has filed any waiver for any taxation year under any applicable Tax Law.

3.18	Absence of Changes

Except as disclosed in the Disclosure Schedule, since November 30, 2013, there has not been:

3.18.1	any change in the financial condition, operations, results of operations, or business of DealTicker or any of the Subsidiaries, nor has there been any occurrence or circumstances which with the passage of time might reasonably be expected to have a Material Adverse Effect; or

3.18.2	any Loss, labour trouble, or other event, development or condition of any character (whether or not covered by insurance) suffered by DealTicker or any Subsidiary which has had, or may reasonably be expected to have, a Material Adverse Effect.

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3.19	Absence of Liabilities

Except as disclosed in the Disclosure Schedule, at Closing, neither DealTicker nor any Subsidiary will have any outstanding indebtedness or any liabilities or obligations (whether accrued, absolute, contingent or otherwise, including under any guarantee of any debt).

3.20	Absence of Unusual Transactions

Except as disclosed in the Disclosure Schedule, since November 30, 2013 neither DealTicker nor any Subsidiary has:

3.20.1	given any guarantee of any debt, liability or obligation of any Person;

3.20.2	subjected any of its assets, or permitted any of its assets to be subjected, to any Encumbrance;

3.20.3	acquired, sold, leased or otherwise disposed of or transferred any assets other than in the ordinary course of its Business;

3.20.4	made or committed to any capital expenditures, except in the ordinary course of its Business;

3.20.5	declared or paid any dividend or otherwise made any distribution or other payment of any kind or nature to any of its shareholders or any other Person, or taken any corporate proceedings for that purpose;

3.20.6	redeemed, purchased or otherwise retired any of its shares or otherwise reduced its stated capital;

3.20.7	entered into or become bound by any Contract, except in the ordinary course of its Business;

3.20.8	modified, amended or terminated any Contract (except for Contracts which expire by the passage of time) resulting in a Material Adverse Effect;

3.20.9	waived or released any right or rights which it has or had, or a debt or debts owed to it resulting, collectively or individually, in a Material Adverse Effect;

3.20.10	made any change in any compensation arrangement or agreement with any Employee, officer, director or shareholder of DealTicker or any of the Subsidiaries;

3.20.11	made any change in any method of accounting or auditing practice; or

3.20.12	agreed or offered to do any of the things described in this Section 3.20.

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3.21	Title to Assets

Each of DealTicker and the Subsidiaries owns, possesses and has good and marketable title to all of its undertakings, property and assets not otherwise the subject of specific representations and warranties in this Article 3, including all the undertakings, property and assets reflected in the most recent balance sheet included in the Financial Statements, free and clear of all Encumbrances. The undertakings, property and assets of DealTicker and each Subsidiary comprise all of the undertakings, property and assets necessary for each to carry on its Business as it is currently operated.

3.22	Real Property

The Disclosure Schedule contains a complete and accurate list of the Leased Premises. The buildings and other structures forming part of the Leased Premises, and their operation and maintenance, comply with all applicable Laws, and none of those buildings or structures encroaches upon any land not owned or leased by DealTicker or a Subsidiary. There are no restrictive covenants or Laws which in any way restrict or prohibit any part of the present use of the Leased Premises, other than the Permitted Encumbrances. There are no expropriation or similar proceedings, actual or threatened, of which DealTicker, any Subsidiary, or the Sellers have received notice against any of the Leased Premises.

3.23	Intellectual Property

The Disclosure Schedule includes a list of all Intellectual Property that is used in connection with the conduct of the Business of DealTicker and each Subsidiary, including all trade-marks and trade-mark applications, trade names, certification marks, patents and patent applications, copyrights, domain names, industrial designs, trade secrets, know-how, formulae, processes, inventions, technical expertise, research data and other similar property, all associated registrations and applications for registration, and all associated rights, including moral rights, the jurisdictions (if any) in which that Intellectual Property is registered (or in which application for registration has been made) and the applicable expiry dates of all listed registrations. All necessary legal steps have been taken by DealTicker and the Subsidiaries to preserve their rights to the Intellectual Property listed in the Disclosure Schedule. The Disclosure Schedule also includes a list of all licence agreements pursuant to which DealTicker or any Subsidiary has been granted a right to use, or otherwise exploit Intellectual Property owned by third parties. The Intellectual Property that is owned by DealTicker or any Subsidiary is owned free and clear of any Encumbrances and no Person other than DeaiTicker or a Subsidiary has any right to use that Intellectual Property except as disclosed in the Disclosure Schedule. The use by DealTicker and each Subsidiary of any Intellectual Property owned by third parties is valid, and neither DealTicker nor any Subsidiary is in default or breach of any licence agreement relating to that Intellectual Property, and there exists no state of facts which, after notice or lapse of time or both, would constitute a default or breach. The conduct by DealTicker and each Subsidiary of its Business does not infringe the Intellectual Property of any Person.

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3.24	Net Names

3.24.1	The Disclosure Schedule lists all Net Names, including which of DealTicker or any of its Subsidiaries owns or uses each of those Net Names.

3.24.2	All Net Names have been registered in the name of DealTicker or a Subsidiary, as applicable, and are in compliance with all applicable Laws.

3.24.3	No Net Name has been or is involved in any dispute, opposition, invalidation, or cancellation proceeding and, to the Knowledge of the Seller, no such proceeding is threatened.

3.24.4	To the Knowledge of the Seller, there is no domain name application pending of any other Person which would or would potentially interfere with or infringe any Net Name.

3.24.5	No Net Name is or has been infringed or has been challenged and, to the Knowledge of the Seller, no such challenge is threatened. No Net Name infringes or is alleged to infringe the trademark, copyright, or domain name of any other Person.

3.25	Accounts Receivable

All accounts receivable of DealTicker and each Subsidiary reflected in the Financial Statements, or which have come into existence since the date of the most recent Financial Statements, were created in the ordinary and customary course of its Business from bona fide arm's length transactions, and, except to the extent that they have been paid in the ordinary course of its Business since the date of the Financial Statements, are valid and enforceable and payable in full, without any right of set-off or counterclaim or any reduction for any credit or allowance made or given, except to the extent of the allowance for doubtful accounts reflected in the Financial Statements and, in the case of accounts receivable which have come into existence since the date of the most recent Financial Statements, of a reasonable allowance for doubtful accounts, which allowances are, and will as of the Closing Date be, adequate and calculated in a manner consistent with DealTicker's and each Subsidiary's previous accounting practice.

3.26	Deferred Revenue and Cash

The Disclosure Schedule contains a complete list of all Deferred Revenue as of the date of this Agreement. The Deferred Revenue will not exceed $60,000 at Closing and there shall be a minimum of $146,250 in Cash in the Corporation's accounts.

3.27	Inventories

3.27.1	The Inventories have been accumulated by DealTicker and each Subsidiary for use or sale in the ordinary course of its Business, and are in good and marketable condition.

3.27.2	The present levels of the Inventories are consistent with the levels of inventories that have been maintained by DealTicker and each Subsidiary before the date of this Agreement in the normal course of its Business in light of seasonal adjustments, market fluctuations and the requirements of customers of its Business. Notwithstanding the foregoing, the value of the Inventory at Closing, calculated at cost, will not be less than $49,750.

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3.28	Contracts

The Disclosure Schedule contains a list of all Contracts to which DealTicker and each Subsidiary is a party or bound. Except as disclosed in the Disclosure Schedule, neither DealTicker nor any Subsidiary is in default or breach of any Contract, and there exists no state of facts which, after notice or lapse of time or both, would constitute a default or breach. No counterparty to any Contract is in default of any of its obligations under any Contract, DealTicker and each Subsidiary, as applicable, is entitled to all benefits under each Contract, and neither DealTicker nor any Subsidiary has received any notice of termination of any Contract.

3.29	Accounts and Powers of Attorney

The Disclosure Schedule lists:

3.29.1	the name of each bank or other depository in which DealTicker and each Subsidiary maintains any bank account, trust account or safety deposit box and the names of all individuals authorized to draw on them or who have access to them; and

3.29.2	the name of each Person holding a general or special power of attorney from DealTicker or any Subsidiary and a summary of its terms.

3.30	Compliance with Laws, Permits

3.30.1	Each of DealTicker and the Subsidiaries 1s conducting its Business in material compliance with all applicable Laws.

3.30.2	All Permits are listed in the Disclosure Schedule. The Permits are the only authorizations, registrations, permits, approvals, grants, licences, quotas, consents, commitments, rights or privileges (other than those relating to Intellectual Property) required to enable DealTicker and each Subsidiary to carry on its Business as currently conducted and to enable each to own, lease and operate its assets. All Permits are valid, subsisting, in full force and effect and unamended, and neither DealTicker nor any Subsidiary is in default or breach of any Permit; no proceeding is pending or, to the Knowledge of the Sellers, threatened to revoke or limit any Permit, and the completion of the transactions contemplated by this Agreement will not result in the revocation of any Permit or the breach of any term, provision, condition or limitation affecting the ongoing validity of any Permit.

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3.31	Suppliers

The Sellers will provide all information and lists of suppliers of goods and services from whom DealTicker or any Subsidiary has purchased goods or services since the incorporation of DealTicker. To the Knowledge of the Sellers, none of the suppliers has advised the Sellers, DealTicker, or any Subsidiary, either orally or in writing, that it is terminating or considering terminating any ongoing relationship with any of them, or considering negotiating its relationship with any of them on terms different from and less attractive than those which currently bind them at law, whether as a result of the completion of the transactions contemplated by this Agreement or otherwise.

3.32	Rights to Use Personal Information

3.32.1	All Personal Information in the possession of DealTicker and each Subsidiary has been collected, used and disclosed in compliance with all applicable Privacy Laws in those jurisdictions in which DealTicker and each Subsidiary conducts, or is deemed by operation of law in those jurisdictions to conduct, its Business.

3.32.2	The Sellers have disclosed to the Buyer all Contracts and facts concerning the collection, use, retention, destruction and disclosure of Personal Information, and there are no other Contracts, or facts which, on completion of the transactions contemplated by this Agreement, would restrict or interfere with the use of any Personal Information by DealTicker or any Subsidiary in the continued operation of its Business as conducted before the Closing.

3.32.3	Except as disclosed in the Disclosure Schedule, there are no Claims pending or, to the Knowledge of the Sellers, threatened, with respect to DealTicker's or any Subsidiary's collection, use or disclosure of Personal Information.

3.33	Product Warranties

The Disclosure Schedule lists all warranties given to buyers of products or services supplied by DealTicker or any Subsidiary. Except as disclosed in the Disclosure Schedule, there are no Claims against DealTicker or any Subsidiary on account of warranties or with respect to the production or sale of defective or infe1ior products or the provision of services, nor is there any basis for any liability to, Claim against, or Loss on the part of, DealTicker or any Subsidiary arising from, relating to, or in connection with the production or sale of the products or the provision of services before the date of this Agreement.

3.34	Employees and Employment Contracts

3.34.1	The Disclosure Schedule lists the names, titles and status (active or non-active, and if not active, reason why and period of time not active) of all Employees, together with particulars of the material terms and conditions of their employment or engagement, including current rates of remuneration, perquisites, commissions, bonus or other incentive compensation (monetary or otherwise), most recent hire date, cumulative years of service, start and end dates of all previous periods of service, benefits, vacation or personal time off entitlements, current positions held and, if available, projected rates of remuneration. Any options held by any Employees to purchase Securities of DealTicker or any Subsidiary are listed in the Disclosure Schedule.

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3.34.2	To the Knowledge of the Sellers, no Employee, nor any consultant with whom DealTicker or any Subsidiary has contracted, is in violation of any term of any employment contract, contract of engagement, services agreement, proprietary information agreement or any other agreement relating to the right of that individual to be employed, engaged or retained by DealTicker or any Subsidiary, and the continued employment or engagement by DealTicker or any Subsidiary of their current Employees will not result in any violation. Neither DealTicker nor any Subsidiary has received any notice alleging that any violation has occurred.

3.34.3	True and complete copies of any employment agreements, contracts of engagement or services agreements listed in the Disclosure Schedule have been provided to the Buyer. No officer or Key Employee has given notice, oral or written, of an intention to cease being employed with DealTicker or any of the Subsidiaries, and neither DealTicker nor any Subsidiary intends to terminate the employment of any officer, or Key Employee.

3.34.4	Except as disclosed in the Disclosure Schedule, there are no employment Law related Claims, or outstanding orders, awards, rulings or, to the Knowledge of the Sellers, discussions relating to the Business of DealTicker or any Subsidiary, pending or threatened, which have resulted in or might reasonably be expected to result in a Material Adverse Effect.

3.35	Employee Confidentiality Agreements

DealTicker and the Subsidiaries, as applicable, have entered into enforceable confidentiality agreements with all relevant Employees, true and complete copies of which have been provided to the Buyer, that protect the Confidential Information and the Intellectual Property of DealTicker, the Subsidiaries and third party licensors.

3.36	Pension and Benefit Plans

Neither DealTicker nor any Subsidiary is a party to or bound by any Plans, other than the Canada Pension Plan, the Ontario Health Insurance Plan and other similar health plans established and administered by any other province, and workplace safety and compensation insurance provided pursuant to applicable Law.

3.37	Insurance Policies

The Disclosure Schedule lists all Insurance Policies, and also specifies the insurer, the amount of the coverage, the type of insurance, the policy number and any pending Claims with respect to each Insurance Policy.

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3.38	Litigation

3.38.1	Except as disclosed in the Disclosure Schedule, there are no Claims, whether or not purportedly on behalf of DealTicker or any Subsidiary, pending, commenced, or, to the Knowledge of the Sellers, threatened, which might reasonably be expected to have a Material Adverse Effect or which might involve the possibility of an Encumbrance against the assets of DealTicker or any Subsidiary.

3.38.2	There is no outstanding judgment, decree, order, ruling or injunction involving DealTicker or any Subsidiary or relating in any way to the transactions contemplated by this Agreement.

3.39	No Expropriation

No property or asset of DealTicker or any Subsidiary has been taken or expropriated by any Governmental Authority and no notice or proceeding in respect of any expropriation has been given or commenced or, to the Knowledge of the Sellers, is there any intent or proposal to give any notice or commence any proceeding in respect of any expropriation.

3.40 Disclosure

No representation or warranty or other statement made by the Seller in this Agreement contains any untrue statement or omits to state a material fact necessary to make it, in light of the circumstances in which it was made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as follows, and acknowledges that the Sellers are relying upon these representations and warranties in connection with the sale of the Purchased Shares, despite any investigation made by or on behalf of the Sellers.

4.1	Corporate Existence of Buyer

The Buyer is a corporation duly incorporated and validly existing under the laws of Delaware.

4.2	Capacity to Enter Agreement

The Buyer has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement.

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4.3	Binding Obligation

The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and other Laws of general application limiting the enforcement of creditors' rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

4.4	Absence of Conflict

None of the execution and delivery of this Agreement, the performance of the Buyer's obligations under this Agreement, or the completion of the transactions contemplated by this Agreement, will result in or constitute a breach of any term or provision of, or constitute a default under, the articles or by-laws of the Buyer or any agreement or other commitment to which the Buyer is a party.

4.5	Regulatory Approvals

No authorization, approval, order, consent of, or filing with, any Governmental Authority is required on the part of the Buyer in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement except for filing of a notice under the Investment Canada Act.

ARTICLE 5

COVENANTS

5.1	Conduct of Business Before Closing

During the period beginning on the date of this Agreement and ending at the Closing Date, the Sellers will cause DealTicker and each Subsidiary:

5.1.1 to conduct its Business diligently and prudently and to refrain from entering into any Contract or Real Property Lease except in the ordinary course of its Business, or with the prior written consent of the Buyer;

5.1.2	except as required by applicable Law, or with the prior written consent of the Buyer, to refrain from:

5.1.2.1	hiring, engaging or retaining any new employees or independent contractors to be employed, engaged or retained in connection with the Business;

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5.1.2.2	terminating any Employees or transferring any Employees to any other position;

5.1.2.3	increasing remuneration of Employees before the Closing Date;

5.1.2.4	taking any action to materially increase the aggregate benefits payable to Employees (including granting or modifying any bonus, change of control or termination arrangements, whether monetary or otherwise); or

5.1.2.5	taking any action to materially amend any Contract with any Employee;

5.1.3	to continue in full force the Insurance Policies;

5.1.4	to comply in all material respects with all Laws applicable to its Business; and

5.1.5	to apply for, maintain in good standing and renew all Permits.

5.2	Access for Investigation

5.2.1	The Sellers will, and will cause DealTicker and each Subsidiary to, permit the Buyer through its authorized Representatives, until the Closing Date, to have reasonable access during normal business hours to the Leased Premises and to all the Books and Records of DealTicker and the Subsidiaries and to the properties and assets of DealTicker and the Subsidiaries. The Sellers will also furnish to the Buyer any financial and operating data and other information with respect to DealTicker or any Subsidiary, or the Business of DealTicker or any Subsidiary, as the Buyer reasonably requests to enable confirmation of the accuracy of the matters represented and warranted in Article 3. The Buyer will be provided ample opportunity to make a full investigation of all aspects of the financial affairs of DealTicker and the Subsidiaries.

5.2.2	Until the Closing Date, or, in the event of the termination of this Agreement without the completion of the transactions contemplated by this Agreement, indefinitely after this Agreement terminates, the Buyer will, subject to Section 5.2.3, keep confidential and not disclose or use, and the Buyer will not allow any of its Representatives to disclose or use, any Confidential Information, for any purpose, except as contemplated by this Agreement. If this Agreement is terminated, all Confidential Information obtained by the Buyer in connection with this Agreement, including all copies, whether in written form or stored electronically, will be returned to the Sellers, DealTicker and the Subsidiaries promptly after that termination.

5.2.3	The obligation of the Buyer under Section 5.2.2 to keep confidential and not disclose or use any Confidential Information does not apply to information which:

5.2.3.1	becomes generally available to the public other than as a result of a disclosure by the Buyer or any Representative of the Buyer in violation of this Agreement;

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5.2.3.2	was available to the Buyer on a non-confidential basis before its disclosure by the Sellers, any Representative of the Sellers, DealTicker or a Subsidiary, or any Representative of DealTicker or a Subsidiary;

5.2.3.3	becomes available to the Buyer on a non-confidential basis from a source other than the Sellers, any Representative of the Sellers, DealTicker or a Subsidiary, or any Representative of DealTicker or a Subsidiary, if that source is not bound by a confidentiality agreement with the Sellers, DealTicker or a Subsidiary; or

5.2.3.4	the Buyer or any Representative of the Buyer is required by Law to disclose.

5.2.4	The Sellers authorizes all Governmental Authorities having jurisdiction to release all information in their possession respecting the Business of DealTicker and each Subsidiary and the Leased Premises to the Buyer, and further authorizes each of them to carry out inspections of the Leased Premises upon the request of the Buyer. The Sellers will execute and cause DealTicker and the Subsidiaries to execute any specific authorization pursuant to this Section 5.2.4 within three Business Days after being requested to do so by the Buyer.

5.2.5	The collection, use and disclosure of Personal Information by any of the Parties before the Closing is restricted to those purposes that relate to the transactions contemplated by this Agreement.

5.3	Actions to Satisfy Closing Conditions

Each Party will take or cause to be taken all actions that are within its power to control, and will make all commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure its compliance with, and satisfaction of, all conditions in Article 6 that are for the benefit of the other Party.

5.4	Delivery of Books and Records

At the Closing Date, the Sellers will cause to be delivered to the Buyer all of the Books and Records of and related to DealTicker, the Subsidiaries and the Business of DealTicker and each Subsidiary, including copies of all of the Insurance Policies.

5.5	Inventory and Cash at Closing

5.5.1	The Deferred Revenue will not exceed $60,000 at Closing and there shall be a minimum of $146,250 in Cash in the Corporation's accounts. The value of the Inventory at Closing, calculated at cost, shall not be less than $49,750.

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5.6	Personal Information-Post-Closing

The Buyer covenants that following the Closing it will cause DealTicker and each of the Subsidiaries to:

5.6.1	use and disclose the Personal Information under its control at the time of the Closing solely for the purposes for which that Personal Information was collected or permitted to be used or disclosed before the transaction was completed;

5.6.2	neither use nor disclose any of that Personal Information for any purpose for which its use and disclosure was not permitted before the Closing;

5.6.3	protect that Personal Information by security safeguards appropriate to the sensitivity of the information; and

5.6.4	give effect to any withdrawal of consent made in accordance with clause 4.3.8 of Schedule I to the Personal Information Protection and Electronic Documents Act (Canada).

ARTICLE 6

CLOSING CONDITIONS

6.1	Conditions for the Benefit of the Buyer

The obligation of the Buyer to complete the purchase of the Purchased Shares will be subject to the fulfilment of the following conditions at or before the Closing Date:

6.1.1	Representations, Warranties and Covenants. The representations and warranties of the Sellers made in this Agreement, and any other agreement or document delivered pursuant to this Agreement, will be true and accurate at the Closing Date with the same force and effect as though those representations and warranties had been made as of the Closing Date. The Sellers will have complied with all covenants and agreements to be performed or caused to be performed by it under this Agreement, and any other agreement or document delivered pursuant to this Agreement, at or before the Closing Date.

6.1.2	No Material Adverse Effect. Since the date of this Agreement there will not have been any change in any of the assets, Business, financial condition, earnings, results of operations or prospects of DealTicker or any of the Subsidiaries, or any other event, development or condition of any character (whether or not covered by insurance) that has, or might reasonably be expected to have, a Material Adverse Effect.

6.1.3	Consents. All filings, notifications and consents with, to or from Governmental Authorities and third parties, including the parties to the Material Contracts and the lessors of the Leased Properties, will have been made, given or obtained on terms acceptable to the Buyer, acting reasonably, so that the transactions contemplated byt his Agreement may be completed without resulting in the violation of, or a default under, or any termination, amendment or acceleration of any obligation under any licence, Permit, Real Property Lease, or Contract of or affecting the Business of DealTicker or any Subsidiary.

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6.1.4	Deliveries. The Sellers will have delivered to the Buyer the following in form and substance satisfactory to the Buyer:

6.1.4.1	non-competition agreements duly executed by the Sellers substantially in the form attached as Exhibit 6.1.4.1;

6.1.4.2	employment agreements duly executed by the Key Employees on terms and conditions satisfactory to the Buyer;

6.1.4.3	duly executed resignations effective as at the Closing Date of each director and officer of DealTicker and each Subsidiary specified by the Buyer;

6.1.4.4	releases from the Sellers and each of the individuals specified in Section 6.1.4.3 of all Claims they may have against DealTicker or any of the Subsidiaries on terms and conditions satisfactory to the Buyer;

6.1.4.5	the consents referred to in Section 6.1.3;

6.1.4.6	all Books and Records of and related to DealTicker and the Subsidiaries and the Business of each, including copies of all of the Insurance Policies; and

6.1.4.7	all documentation and other evidence reasonably requested by the Buyer in order to establish the due authorization and completion of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the boards of directors and shareholders of DealTicker required to effectively carry out the obligations of DealTicker pursuant to this Agreement.

6.1.5	Insurance. The Buyer being satisfied, in its sole discretion, that appropriate insurance policies are in place with respect to the Business and assets of DealTicker and the Subsidiaries.

6.2	Waiver or Termination by the Buyer

The conditions contained in Section 6.1 are inserted for the exclusive benefit of the Buyer and may be waived in whole or in part by the Buyer at any time without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 6.1 are not fulfilled or complied with by the time that is required under this Agreement, the Buyer may, at or before the Closing Date, terminate this Agreement by notice in writing after that time to the Sellers. In that event the Buyer and the Sellers will be released from all obligations under this Agreement (except as set out in Section 7.2).

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6.3	Conditions for the Benefit of the Sellers

The obligation of the Sellers to complete the sale of the Purchased Shares will be subject to the fulfilment of the following conditions at or before the Closing Date:

6.3.1	Representations, Warranties and Covenants. The representations and warranties of the Buyer made in this Agreement, and any other agreement or document delivered pursuant to this Agreement, will be true and accurate at the Closing Date with the same force and effect as though those representations and warranties had been made as of the Closing Date. The Buyer will have complied with all covenants and agreements agreed to be performed or caused to be performed by it under this Agreement, and any other agreement or document delivered pursuant to this Agreement, at or before the Closing Date

6.3.2	Deliveries. The Buyer will have delivered to the Sellers the following in form and substance satisfactory to the Sellers:

6.3.2.1	employment agreements with the Key Employees duly executed by the Corporation on terms and conditions satisfactory to the Key Employees;

6.3.2.2	an undertaking by the Buyer to the Sellers to elect new directors for DealTicker and the Subsidiaries and to file with Industry Canada a Form 6 for each such corporation and provide proof thereof within ten (10) days of the Closing Date; and

6.3.2.3	all documentation and other evidence reasonably requested by the Sellers in order to establish the due authorization and completion of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the boards of directors and shareholders of the Buyer required to effectively carry out the obligations of the Buyer pursuant to this Agreement.

6.4	Waiver or Termination by the Sellers

The conditions contained in Section 6.3 are inserted for the exclusive benefit of the Sellers and may be waived in whole or in part by the Sellers at any time without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 6.3 are not fulfilled or complied with by the time that is required under this Agreement, the Sellers may, at or before the Closing Date, terminate this Agreement by notice in writing after that time to the Buyer. In that event the Sellers and the Buyer will be released from all obligations under this Agreement (except as set out in Section 7.2).

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6.5	Conditions Precedent

The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled at or before the Closing Date, which conditions are true conditions precedent to the completion of the transactions contemplated by this Agreement:

6.5.1	No Action to Restrain. No order of any Governmental Authority will be in force, and no action or proceeding will be pending or threatened by any Person:

6.5.1.1	to restrain or prohibit the completion of the transactions contemplated in this Agreement, including the sale and purchase of the Purchased Shares;

6.5.1.2	to restrain or prohibit DealTicker or any Subsidiary from carrying on its Business; or

6.5.1.3	which would have a Material Adverse Effect.

If any of these conditions precedent have not been fulfilled at or before the Closing Date, this Agreement will be terminated and the Parties will be released from all obligations under this Agreement (except as set out in Section 7.2).

ARTICLE 7

SURVIVAL AND INDEMNIFICATION

7.1	Survival of Covenants and Representations and Warranties

All of the covenants and representations and warranties contained in this Agreement and in any other agreement or document delivered pursuant to this Agreement, including this Article 7, will survive the Closing.

7.2	Survival Following Termination

If this Agreement is terminated at or before the Closing Date pursuant to Sections 6.2, 6.4 or 6.5, this Article 7 will survive the termination of this Agreement and apply to any Claim that is made under the indemnities set out in Sections 7.3 and 7.4.

7.3	Indemnifications for Breaches of Warranty, Covenants etc.

Subject to the remaining provisions of this Article 7, the Sellers, jointly and severally, agree that if they fail to observe or perform any covenant or obligation, or breach any representation and warranty, contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement, they will indemnify and hold harmless the Buyer from and against the full amount of any Loss which the Buyer or the Buyer's directors, officers or employees may suffer as a result of that failure, (the Buyer or other indemnified Person making a Claim for indemnification under any provision of this Article 7 being the "Indemnified Party", for the purposes of this Article 7). The Sellers also agree to, jointly and severally, indemnify and hold harmless the Indemnified Party from and against the full amount of any Loss which the Indemnified Party may suffer as a result of a Third Party Claim made against the Indemnified Party, even if that Third Party Claim is ultimately found not to be meritorious, or is settled with no verdict on its merits being reached.

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7.4	Tax Indemnity

Notwithstanding the generality of the foregoing, the Sellers will, jointly and severally, indemnify and hold harmless the Indemnified Party from and against any Loss suffered by the Indemnified Party as a result of any assessment or reassessment for Taxes relating to DealTicker or any Subsidiary for any taxation year ending on or before the Closing Date, except for accrued Taxes as set out in the Disclosure Schedule.

7.5	Notice of Claim

If an Indemnified Party becomes aware of a Loss or potential Loss in respect of which the Sellers have agreed to indemnify it under this Agreement, the Indemnified Party will promptly give written notice (an "Indemnity Notice") of its Claim or potential Claim for indemnification (an "Indemnity Claim") to the Sellers. An Indemnity Notice must specify whether the Indemnity Claim arises as the result of a Claim made against the Indemnified Party by a person who is not a Party (a "Third Party Claim") or as a result of a Loss that was suffered directly by an Indemnified Party (a "Direct Claim"), and must also specify with reasonable particularity (to the extent that the information is available):

7.5.1	the factual basis for the Indemnity Claim; and

7.5.2	the amount of the Indemnity Claim, if known.

7.6	Time Limits for Notice

7.6.1	Subject to the remaining provisions of this Section 7.6, no Indemnity Claim may be made under Section 7.3 unless an Indemnity Notice of that Indemnity Claim is delivered to the Sellers within two (2) years after the Closing Date.

7.6.2	No Indemnity Claim arising out of a breach by the Sellers of Section 3.17, or the indemnity obligations of the Sellers under Section 7.4, may be made unless an Indemnity Notice of that Indemnity Claim is delivered to the Sellers within six (6) months of the last day upon which any of the relevant Governmental Authorities is entitled to assess or reassess DealTicker or any Subsidiary with respect to any Tax, having regard to any waivers given by DealTicker or any Subsidiary in respect of Tax, and any entitlement of a Governmental Authority to assess or reassess in the event of fraud or misrepresentation or attributable to neglect, carelessness or wilful default.

7.6.3	No Indemnity Claim arising out of a breach of the Sellers' non-competition and nonsolicitation covenants under the agreement contemplated by Section 6.1.4.1 may be made unless an Indemnity Notice of that Indemnity Claim is delivered to the Sellers within two (2) years of the end of the term of the relevant covenant as set out in that agreement.

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7.6.4	An Indemnity Notice of an Indemnity Claim with respect to the breach of the representations and warranties of the Sellers contained in Sections 3.4 and 3.23 may be delivered to the Sellers at any time.

7.6.5	An Indemnity Notice of a Third Party Claim may be delivered to the Indemnifying Party in accordance with Section 7.5 at any time that the Third Party Claim arises.

7.6.6	An Indemnity Notice of an Indemnity Claim may be delivered to the Sellers in accordance with Section 7.5 at any time with respect to a breach of any of the Sellers' covenants or representations and warranties, if that breach is attributable to neglect, carelessness, wilful default, intentional misrepresentation, or fraud.

7.7	Set Off.

The Buyer shall be entitled to set off any Indemnity Claim against any amounts owing by the Buyer to the Sellers, or any one of them, from time to time, whether under this Agreement or otherwise.

ARTICLE 8

CLOSING ARRANGEMENTS

8.1	Closing

The Closing will take place on the Closing Date at the offices of Gowling Lafleur Henderson LLP, located at 160 Elgin street, Suite 2600, Ottawa, Ontario, or at any other place as the Parties may agree, including the exchange of closing documents by electronic or other means acceptable to the Parties.

8.2	Closing Procedures

On the Closing Date:

8.2.1	the Sellers will sell and the Buyer will purchase the Purchased Shares for the Purchase Price as provided in this Agreement;

8.2.2	the Sellers will deliver or cause to be delivered to the Buyer all documents referred to in Sections 6.1.1 and 6.1.4;

8.2.3	the Sellers will deliver or cause to be delivered to the Buyer original share certificates representing the Purchased Shares in fully transferable form and accompanied by certified copies of resolutions authorizing the transfer of the Purchased Shares;

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8.2.4	the Buyer will deliver or cause to be delivered to the Sellers, or as the Sellers direct, pursuant to Section 2.3 a certified cheque, bank draft or wire transfer in the amount set out in Section 2.2; and

8.2.5	the Buyer will deliver or cause to be delivered the documents referred to in Section 6.3.

ARTICLE 9

GENERAL

9.1	Submission to Jurisdiction

Each of the Parties irrevocably and unconditionally agrees that all disputes, disagreements, controversies, questions or claims arising out of or relating to this Agreement, including, without limitation, with respect to its formation, execution, validity, application, interpretation, performance, breach, termination or enforcement, will be determined by arbitration in accordance with Exhibit I.

9.2	Payment and Currency

Any money to be advanced, paid or tendered by one Party to another under this Agreement must be advanced, paid or tendered by bank draft, certified cheque or wire transfer of immediately available funds payable to the Person to whom the amount is due. Unless otherwise specified, the word "dollar" and the "$" sign refer to the Canadian currency, and all amounts to be advanced, paid, tendered or calculated under this Agreement are to be advanced, paid, tendered or calculated in the Canadian currency.

9.3	Tender

Any tender of documents or money under this Agreement may be made upon the Parties or their respective counsel.

9.4	Costs and Expenses

Except as otherwise specified in this Agreement, all costs and expenses (including the fees and disbursements of accountants, financial advisors, legal counsel and other professional advisers) incurred in connection with this Agreement, the obligations under this Agreement and the completion of the transactions contemplated by this Agreement, are to be paid by the Party incurring those costs and expenses. If there is a breach of this Agreement or this Agreement is terminated, the obligation of each Party to pay its own costs and expenses is subject to each Party's respective rights arising from a breach or termination.

9.5	Time of Essence

Time is of the essence in all respects of this Agreement.

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9.6	Notices

Any Communication must be in writing and either:

9.6.1	delivered personally or by courier;

9.6.2	sent by prepaid registered mail; or

9.6.3	transmitted by facsimile, e-mail or functionally equivalent electronic means of transmission, charges (if any) prepaid.

Any Communication must be sent to the intended recipient at its address as follows:

to Julian at:

344 Brickstone Circle

Thornhill, ON L4J 6L4

Attention: Julian Gleizer

Facsimile No.: (416) 667-9401

E-mail: Julian@dealticker.com

with a copy to:

Coutts Crane c/o Andrew Anthony

480 University Avenue, Suite 700

Toronto, ON M5G 1V2Z

P: 416-977-0956

E: aanthony@couttscrane.com

to Daniel at:

14 Brownridge Drive

Thornhill, ON

IAJ 7X6

Attention: Daniel Abramov

Fax: 416-667-9401

E-mail: daniel@dealticker.com

with a copy to:

Coutts Crane c/o Andrew Anthony

480 University Avenue, Suite 700

Toronto, ON M5G IV2Z

P: 416-977-0956

E: aanthony@couttscrane.com

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to the Buyer at:

102-325 E. Warm Springs Road,

Las Vegas, NV 89119

Attention: Tony Isaac

Facsimile No.: (480) 654-9727

E-mail:tisaac@livedeal.com

with a copy to:

Gowling Lafleur Henderson LLP

160 Elgin Street, Suite 2600

Ottawa, ON KIP IC3

Attention: Karen Hennessey

Tel. No.: 613-233-1781

Facsimile No.: 613-563-9869

E-mail: karen.hennessey@growlings.com

or at any other address as any Party may at any time advise the other by Communication given or made in accordance with this Section 9.6. Any Communication delivered to the Party to whom it is addressed will be deemed to have been given or made and received on the day it is delivered at that Party's address, provided that if that day is not a Business Day then the Communication will be deemed to have been given or made and received on the next Business Day. Any Communication sent by prepaid registered mail will be deemed to have been given or made and received on the fifth Business Day after which it is mailed. If a strike or lockout of postal employees is then in effect, or generally known to be impending, every Communication must be delivered personally or by courier or transmitted by facsimile, e-mail or functionally equivalent electronic means of transmission, Any Communication transmitted by facsimile, e-mail or other functionally equivalent electronic means of transmission will be deemed to have been given or made and received on the day on which it is transmitted; but if the Communication is transmitted on a day which is not a Business Day or after 5:00 pm (local time of the recipient), the Communication will be deemed to have been given or made and received on the next Business Day.

9.7	Further Assurances

Each Party will execute and deliver any further agreements and documents and provide any further assurances, undertakings and information as may be reasonably required by the requesting Party to give effect to this Agreement and, without limiting the generality of this Section 9.7, will do or cause to be done all acts and things, execute and deliver or cause to be executed and delivered all agreements and documents and provide any assurances, undertakings and information as may be required at any time by all Governmental Authorities.

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9.8	Broker

Other than Michael Koral from We Sell Your Site, who acted as broker to the Sellers, each Party represents and warrants to the other Party that all negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried on between them directly, without the intervention of any other Person on behalf of any Party in such manner as to give rise to any valid Claim against the Buyer, DealTicker or any Subsidiary for a brokerage commission, finder's fee or other similar payment. The Sellers represent and warrant that the commission payable to Michael Koral is $16,000 and they agree to direct the Buyer to remit such amount to Michael Koral from the Purchase Price.

9.9	Amendment and Waiver

No amendment, discharge, modification, restatement, supplement, termination or waiver of this Agreement or any Section of this Agreement is binding unless it is in writing and executed by the Party to be bound. No waiver of, failure to exercise or delay in exercising, any Section of this Agreement constitutes a waiver of any other Section (whether or not similar) nor does any waiver constitute a continuing waiver unless otherwise expressly provided.

9.10	Assignment and Enurement

Neither this Agreement nor any right or obligation under this Agreement may be assigned by either Party without the prior written consent of the other Party. This Agreement enures to the benefit of and is binding upon the Parties and their respective heirs, executors, administrators, estate trustees, trustees, personal or legal representatives, successors and permitted assigns.

9.11	Severability

Each Section of this Agreement is distinct and severable. If any Section of this Agreement, in whole or in part, is or becomes illegal, invalid, void, voidable or unenforceable in any jurisdiction by any court of competent jurisdiction, the illegality, invalidity or unenforceability of that Section, in whole or in part, will not affect:

9.11.1	the legality, validity or enforceability of the remaining Sections of this Agreement, in whole or in part; or

9.11.2	the legality, validity or enforceability of that Section, in whole or in part, in any other jurisdiction.

9.12	Counterparts and Electronic Delivery

This Agreement may be executed and delivered by the Parties in one or more counterparts, each of which will be an original, and each of which may be delivered by facsimile, e-mail or other functionally equivalent electronic means of transmission, and those counterparts will together constitute one and the same instrument.

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9.13	Language

The Parties have expressly required that this Agreement, any Communication and all other Contracts, documents and notices relating to this Agreement be drafted in the English language. Les parties ont expressement exige que la presente convention, la communication et tous les autres contrats, documents et avis qui y sont afferents soient rediges dans la langue anglaise.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

Each of the Parties has executed and delivered this Agreement as of the date noted at the beginning of the Agreement.

/s/ Julie Gleizer	/s/ Julian Gleizer
WITNESS	JULIAN GLEIZER

/s/ Julie Gleizer	/s/ Daniel Abramov
WITNESS	DANIEL ABRAMOV

LIVE GOODS, LLC

Per: /s/ Jon Isaac
Name: Jon Isaac
Title: C.E.O., Director

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EXHIBIT 1

RESOLUTION OF DISPUTES

1.1	Arbitration

All disputes, disagreements, controversies, questions or claims arising out of or relating to this Agreement, including, without limitation, with respect to its formation, execution, validity, application, interpretation, performance, breach, termination or enforcement, ("Disputes"), will be determined by a sole Arbitrator (the "Arbitrator") under the International Commercial Arbitration Act (Ontario) (the "International Act"). In addition:

1.1.1	for certainty, Article 34 of the Schedule to the International Act will apply to the arbitration of a Dispute;

1.1.2	the Arbitrator will be any person on whom the Parties can agree. If the Parties cannot agree, the Arbitrator will be appointed by a judge of the Superior Court of Justice of Ontario on the application of any Party on notice to all the other Parties. No individual will be appointed as Arbitrator unless he or she agrees in writing to be bound by the provisions of this Schedule 2.5;

1.1.3	the law of Ontario will apply to the substance of all Disputes;

1.1.4	the arbitration will take place in the City of Las Vegas, Nevada unless otherwise agreed in writing by the Parties;

1.1.5	the language to be used in the arbitration will be English;

1.1.6	the Arbitrator, after giving the Parties an opportunity to be heard, will determine the procedures for the arbitration of the Dispute, provided that those procedures will include an opportunity for written submissions and responses to written submissions by or on behalf of all Parties, and may also include an opportunity for exchange of oral argument and any other procedures as the Arbitrator considers appropriate. However, if the Parties agree on a code of procedures or on specific matters of procedure, that agreement will be binding on the Arbitrator;

1.1.7	the Arbitrator will have the right to determine all questions of law and jurisdiction, including questions as to whether a Dispute is arbitrable, and will have the right to grant legal and equitable relief including injunctive relief and the right to grant permanent and interim injunctive relief, and final and interim damages awards. The Arbitrator will also have the discretion to award costs, including reasonable legal fees and expenses, reasonable expert's fees and expenses, reasonable witnesses' fees and expenses pre-award and post-award interest and costs of the arbitration, provided that the Arbitrator will not make an award of costs on a distributive basis;

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1.1.8	the Parties intend, and will take all reasonable action as is necessary or desirable to ensure, that there be a speedy resolution to any Dispute, and the Arbitrator will conduct the arbitration of the Dispute with a view to making a determination and order as soon as possible;

1.1.9	the Parties desire that any arbitration should be conducted in strict confidence and that there will be no disclosure to any Person of the existence or any aspect of a Dispute except as is necessary for the resolution of the Dispute. Any proceedings before the Arbitrator will be attended only by those Persons whose presence, in the opinion of any Party or the Arbitrator, is reasonably necessary for the resolution of the Dispute. All matters relating to, all evidence presented to, all submissions made in the course of, and all documents produced in accordance with, an arbitration under this Article, as well as any arbitral award, will be kept confidential and will not be disclosed to any Person without the prior written consent of all the Parties except as required in connection with an application of a Party under Article 34 or Article 35 of the Schedule to the International Act, by applicable laws, or by an order of an Arbitrator; and

1.1.10	Subject to Article 33 of the Schedule to the International Act, the Arbitrator's determination of a Dispute will be final and binding and there will be no appeal of that determination on any ground.

1.2	Interim Relief

1.2.1	Prior to the appointment of the Arbitrator, the Parties may apply to the courts for interim relief. A request for interim relief by a Party to a court will not be considered to be incompatible with Section 1.1 or as a waiver of that provision.

1.2.2	At the request of any Party, the Arbitrator may take any interim measures that the Arbitrator considers necessary in respect of the Dispute, including measures for the preservation of assets, the conservation of goods or the sale of perishable goods. The Arbitrator may require security for the costs of those measures.

1.3	Limitations

The law with respect to limitation periods that would apply to a court proceeding also applies to an arbitration, as if the arbitration were an action and a claim made in the arbitration were a cause of action.

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